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News Release

For immediate release

PotlatchDeltic Announces Agreement to Sell 72,000 acres in Minnesota to The Conservation Fund

SPOKANE, Wash.– June 21, 2020 – PotlatchDeltic Corporation (NASDAQ: PCH) today announced an agreement to sell approximately 72,000 acres in Minnesota to The Conservation Fund for approximately $48 million in cash. The transaction is subject to customary closing conditions and is expected to close in the second half of 2020.

“This transaction represents a significant milestone in our long-term strategy to maximize shareholder value through rural real estate sales,” said Mike Covey, chairman and chief executive officer of PotlatchDeltic. “Proceeds from this transaction will further enhance our already strong liquidity position and flexibility. Our Minnesota ownership was approximately 330,000 acres when we began our rural land sale program over a dozen years ago. The timberlands that we currently own in Minnesota are heavily weighted to more remote areas, ideal for conservation and working forest protection.  Nearly all of our ownership in the state is now under contract with a series of closings scheduled to occur through 2022.”

“The Minnesota’s Heritage Forest acquisition will be one of the largest land conservation efforts in Minnesota in recent history. Our goal is to ensure the 72,000 acres remain forested and sustainably managed as working timberlands,” said Larry Selzer, President and CEO of The Conservation Fund. “Our purchase and the ultimate protection of the PotlatchDeltic land will support northern Minnesota’s long tradition of timber production and outdoor recreation by preserving working forestlands and safeguarding jobs, while also protecting water quality and wildlife habitat, helping mitigate climate change, and contributing to local economies.”

This outcome is a culmination of long-standing work The Conservation Fund and PotlatchDeltic have been able to complete together to achieve conservation and economic goals.  With this transaction and others underway, this partnership has been the catalyst to conserve more than 200,000 acres in the State of Minnesota for various conservation purposes, including working forests, protection of important habitats and public access.  The Conservation Fund’s purchase will be made possible through its Working Forest Fund®, dedicated to protecting large, ecologically and economically important forestlands from subdivision and fragmentation, allowing time for permanent conservation solutions to be developed and implemented with local partners that strengthen rural economies and conserve natural ecosystems.

The PotlatchDeltic lumber mill in Bemidji will continue to operate successfully, as it has for nearly 30 years. The property being sold to The Conservation Fund as a working forest will continue to supply logs to these markets and provide for the protection of the essential jobs required to deliver and process the trees.

About The Conservation Fund

At The Conservation Fund, we make conservation work for America.  By creating solutions that make environmental and economic sense, we are redefining conservation to demonstrate its essential role in our future prosperity. Top-ranked for efficiency and effectiveness, we have worked in all 50 states since 1985 to protect more than eight million acres of land, including more than 311,000 acres in Minnesota. More information can be found at www.conservationfund.org and www.workingforestfund.org.

About PotlatchDeltic

PotlatchDeltic (NASDAQ:PCH) is a leading Real Estate Investment Trust (REIT) that owns approximately 1.8 million acres of timberlands in Alabama, Arkansas, Idaho, Louisiana, Minnesota and Mississippi. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest practices, is dedicated to long-term stewardship and sustainable management of its timber resources. More information can be found at www.potlatchdeltic.com.

Forward Looking Statements

This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to PotlatchDeltic’s expectations concerning the occurrence, timing and tax implications of the closing of its sale of timberlands.  All forward-looking statements speak only as of the date hereof, are based on current expectations and involve and are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  PotlatchDeltic may not be able to complete the sale of its Minnesota timberlands within the stated time period, or at all, because of a number of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to a termination of the transaction under the terms of the purchase and sale agreement or the failure to satisfy other closing conditions.  There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on PotlatchDeltic’s operations, financial condition or results of operations. The company undertakes no obligation to update these forward-looking statements after the date of this news release.

Contacts

For PotlatchDeltic

(Investors)

Jerry Richards

1-509-835-1521

(Media)

Anna Torma

1-509-835-1558

For The Conservation Fund

Ann Simonelli

asimonelli@conservationfund.org

1-703-908-5809

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